EX. 21.1


                   SUBSIDIARIES OF LAIDLAW GLOBAL CORPORATION


o    Laidlaw Holdings, Inc.

o    Westminster Securities Corporation

o    Laidlaw Global Securities, Inc.

o    Globeshare Group, Inc. (59% interest)

o    H & R Acquisition Corp. (81% interest)

o    Laidlaw Pacific (Asia) Ltd.